Exhibit 99.1

SRM Entertainment to Showcase Proprietary Product Line at Toy Fest Vegas 2025, Expanding Beyond Traditional Theme Park Offerings

Winter Park, FL– February 13. 2025– SRM Entertainment, Inc. (Nasdaq: SRM) (the “Company,” or “SRM”), a leading designer, developer, and manufacturer of custom merchandise, including toys and souvenirs, announced today that SRM will showcase its creative product line at Toy Fest Vegas, beginning Monday, February 17, 2025.

Visit SRM Entertainment: R-Biz Showroom # C-972 Las Vegas Market

This strategic move emphasizes SRM’s focus on developing high-margin products for 2025, independent of its traditional theme park offerings. With over 500 manufacturers in attendance, Toy Fest Vegas is a premier event for the toy industry, and SRM Entertainment is excited to connect with retailers and theme park clients alike.

SRM Entertainment has been producing creative and high-quality products for over 25 years, and its products are sold at some of the world’s largest theme parks and entertainment venues. While continuing to serve its theme park partners, the Company is strategically expanding its proprietary product line to drive higher margins and deliver increased shareholder value in 2025. SRM’s new products for 2025 will be on full display at Toy Fest Vegas.

“Toy Fest Vegas provides a great platform to introduce exciting new products,” said Rich Miller, CEO “These products represent a significant step in our strategy to diversify our theme park offerings and focus on high-margin opportunities. While we value our theme park partnerships and traditional channels, this expansion allows us to tap into new markets.”

About SRM Entertainment, Inc.

SRM Entertainment designs, develops, and manufactures custom merchandise which includes toys and souvenirs for the world’s largest theme parks and other entertainment venues. Many of SRM’s creative products are based on award winning multi-billion-dollar entertainment franchises that are featured in popular movies and books. SRM products are distributed worldwide at Walt Disney Parks and Resorts, Universal Parks and Destinations, United Parks and Resorts – SeaWorld, Six Flags and other attractions. SRM’s products are offered alongside popular rides and attractions in theme parks, zoos, aquariums, and other entertainment venues. SRM’s design team developed specialty dolls, plush and toys for one of New York City’s landmarks that features a popular holiday show. SRM’s design team is credited with creating popular products which have been successfully sold at specialty theme park events. SRM’s exclusive-patented Sip With Me cups feature fun, kid friendly Zoo, Sea and animal themed characters as well as licensed characters from Smurfs, ICEE and Zoonicorn.

Caution Regarding Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. These statements are subject to uncertainties and risks including, but not limited to, the risk factors discussed in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Forms 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and other filings with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law.

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